EXHIBIT 3.1

CERTIFICATE OF TRUST OF

CATERPILLAR FINANCIAL ASSET TRUST 2005-A

          THIS Certificate of Trust of Caterpillar Financial Asset Trust 2005-A (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

          Name. The name of the statutory trust formed by this Certificate of Trust is Caterpillar Financial Asset Trust 2005-A.

          Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Chase Bank USA, N.A., c/o JPMorgan Chase, N.A., 500 Stanton Christiana Road, OPS4, 3rd Floor, Newark, Delaware 19713 Attention: Institutional Trust Services.

          Effective Date. This Certificate of Trust shall be effective upon filing.

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CHASE BANK USA, N.A., not in its individual capacity but solely as Trustee

By:	/s/ John J. Cashin

Name: John J. Cashin
Title: Vice President

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